Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 24, 2024 – Teledyne Technologies Incorporated (NYSE:TDY)

•All-time record orders of $1,519.4 million
•All-time record sales of $1,425.0 million
•Fourth quarter GAAP operating margin of 19.1% and record fourth quarter non-GAAP operating margin of 22.7%
•All-time record GAAP and non-GAAP diluted earnings per share of $6.75 and $5.44, respectively
•Record full year GAAP and non-GAAP operating margin of 18.4% and 22.0%, respectively
•Record full year GAAP and non-GAAP diluted earnings per share of $18.49 and $19.69, respectively
•Issuing full year 2024 GAAP diluted earnings per share outlook of $17.15 to $17.53 and full year 2024 non-GAAP earnings per share outlook of $20.35 to $20.68
•Consolidated Leverage Ratio improved to 1.9x

Teledyne today reported fourth quarter 2023 net sales of $1,425.0 million, compared with net sales of $1,418.2 million for the fourth quarter of 2022, an increase of 0.5%. Net income attributable to Teledyne was $323.1 million ($6.75 diluted earnings per share) for the fourth quarter of 2023, compared with $226.4 million ($4.74 diluted earnings per share) for the fourth quarter of 2022, an increase of 42.7%. The fourth quarter of 2023 included $48.6 million of pretax acquired intangible asset amortization expense, $3.0 million of pretax FLIR integration costs and $102.2 million of acquisition related discrete income tax benefits. Excluding these items, non-GAAP net income attributable to Teledyne for the fourth quarter of 2023 was $260.5 million ($5.44 diluted earnings per share). The fourth quarter of 2022 included $47.9 million of pretax acquired intangible asset amortization expense, $4.0 million of pretax income related to the favorable resolution of certain pretax FLIR integration costs, and $24.1 million of acquisition related discrete income tax expense benefits. Excluding these items, non-GAAP net income attributable to Teledyne for the fourth quarter of 2022 was $236.1 million ($4.94 diluted earnings per share). Operating margin was 19.1% for the fourth quarter of 2023, compared with 19.3% for the fourth quarter of 2022. Excluding the non-GAAP items discussed above, non-GAAP operating margin for the fourth quarter of 2023 was 22.7%, compared with 22.4% for the fourth quarter of 2022.
“In the fourth quarter, we achieved record sales and GAAP and non-GAAP earnings per share,” said Robert Mehrabian, Executive Chairman. “Sales increased primarily due to the performance of our marine, medical and aerospace businesses, which were more than able to compensate for the previously announced headwind in the industrial automation and laboratory instrumentation markets. Furthermore, overall record orders exceeded sales in every business segment but were particularly strong in our marine and defense businesses. Leverage declined further and our balance sheet remains very healthy. Finally, we continue to acquire complementary businesses as shown by the acquisition of Xena Networks in the fourth quarter.”

Full Year
Full year sales for 2023 were $5,635.5 million, compared with $5,458.6 million for 2022, an increase of 3.2%. Net income attributable to Teledyne was $885.7 million ($18.49 diluted earnings per share) for fiscal year 2023, compared with $788.6 million ($16.53 diluted earnings per share) for fiscal year 2022, an increase of 12.3%.
Full year 2023 net sales included $99.8 million in incremental net sales from current and prior year acquisitions. The full year of 2023 included $196.7 million of pretax acquired intangible asset amortization expense, $8.8 million of pretax FLIR integration costs and $100.5 million of acquisition related net discrete income tax benefits. Excluding these items, non-GAAP net income attributable to Teledyne for the full year of 2023 was $943.3 million ($19.69 diluted earnings per share). The full year of 2022 included $201.7 million of pretax acquired intangible asset amortization expense, $4.0 million of pretax income related to the favorable resolution of certain FLIR integration costs and $72.7 million of acquisition related net discrete income tax benefits. Excluding these items, non-GAAP net income attributable to Teledyne for the full year of 2022 was $867.8 million ($18.19 diluted earnings per share). Operating margin was 18.4% for 2023, compared with 17.8% for 2022. Excluding the non-GAAP items discussed above, non-GAAP operating margin for 2023 was 22.0%, compared with 21.4% for 2022.
Full year 2023 income tax expense reflected net discrete income tax benefits of $137.5 million compared with net discrete income tax benefits of $86.7 million for 2022.
Review of Operations
Comparisons are with the fourth quarter of 2022, unless noted otherwise.
Digital Imaging
The Digital Imaging segment’s fourth quarter 2023 net sales were $802.5 million, compared with $806.7 million, a decrease of 0.5%. Operating income was $134.3 million for the fourth quarter of 2023, compared with $152.0 million, a decrease of 11.6%. The fourth quarter of 2023 included $3.0 million of pretax FLIR integration costs compared to $4.0 million of pretax income related to the favorable resolution of certain FLIR integration costs in the fourth quarter of 2022. Acquired intangible amortization expense for the fourth quarter of 2023 was $44.9 million compared with $44.1 million. Excluding these items, non-GAAP operating income for the fourth quarter of 2023 was $182.2 million, compared with $192.1 million, a decreased of 5.2%.
The fourth quarter of 2023 net sales included $17.6 million in incremental sales from recent acquisitions, as well as greater sales of x-ray products and surveillance systems, offset by lower sales of industrial imaging cameras, unmanned air systems, micro-electro-mechanical systems (“MEMS”), and commercial maritime products. The decrease in operating income was due to product mix as well as higher FLIR integration costs.
Instrumentation
The Instrumentation segment’s fourth quarter 2023 net sales were $335.2 million, compared with $326.2 million, an increase of 2.8%. Operating income was $90.7 million for the fourth quarter of 2023, compared with $79.0 million, an increase of 14.8%.
The fourth quarter of 2023 net sales increase resulted from higher marine instrumentation product lines. Sales of marine instrumentation increased $18.1 million, partially offset by an $8.8 million decrease in sales of environmental instrumentation and a $0.3 million decrease in sales of test and measurement instrumentation. The increase in operating income primarily reflected the impact of higher sales as well as improved product margins.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2023 net sales were $184.0 million, compared with $177.9 million, an increase of 3.4%. Operating income was $50.0 million for the fourth quarter of 2023, compared with $52.8 million, a decrease of 5.3%.
The fourth quarter of 2023 net sales reflected higher sales of $7.6 million for aerospace electronics partially offset by lower sales of $1.5 million for defense electronics. The decrease in operating income primarily reflected the impact of product mix.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2023 net sales were $103.3 million, compared with $107.4 million, a decrease of 3.8%. Operating income was $12.3 million for the fourth quarter of 2023, compared with $9.3 million, an increase of 32.3%.
The fourth quarter of 2023 net sales reflected lower sales of $4.5 million for engineered products partially offset by an increase of $0.4 million for energy systems. The lower sales for engineered products primarily reflected decreased sales from maritime and other manufacturing services products partially offset by higher revenue from space programs and electronic manufacturing service products. The increase in operating income was primarily driven by program mix, with the fourth quarter of 2023 having a higher percentage of electronic manufacturing services products.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $164.4 million for the fourth quarter of 2023 compared with $237.7 million. Depreciation and amortization expense for the fourth quarter of 2023 was $77.4 million compared with $81.8 million. Stock-based compensation expense for the fourth quarter of 2023 was $8.0 million compared with $11.4 million. The IRS announcements related to the California floods (IR-2023-33 and IR-2023-189) postponed approximately $139 million of Teledyne’s second and third quarter 2023 U.S. federal income tax payments, which the Company paid in the fourth quarter of 2023.
Capital expenditures for the fourth quarter of 2023 were $40.2 million compared with $34.1 million. Teledyne received $18.2 million from the exercise of stock options in the fourth quarter of 2023 compared with $5.2 million.
As of December 31, 2023, net debt was $2,596.6 million which is calculated as total debt of $3,244.9 million, net of cash and cash equivalents of $648.3 million. As of January 1, 2023, net debt was $3,282.5 million representing total debt of $3,920.6 million, net of cash and cash equivalents of $638.1 million. During 2023, Teledyne repaid approximately $680 million of debt, including $300.0 million of debt that matured in April 2023 and $370.0 million of floating rate debt under its term loan due May 2026 and under its credit facility. Teledyne also repurchased and retired $10.0 million of its Fixed Rate Senior Notes due April 2031, recording a $1.6 million non-cash gain on the extinguishment of this debt.
As of December 31, 2023, $1,129.1 million was available under the $1.15 billion credit facility, after reductions of $20.9 million in outstanding letters of credit.

	Fourth Quarter		Total Year
Free Cash Flow	2023	2022	2023	2022
Cash provided by operating activities	$164.4	$237.7	$836.1	$486.8
Capital expenditures for property, plant and equipment	(40.2)	(34.1)	(114.9)	(92.6)
Free cash flow	124.2	203.6	721.2	394.2
Payment for acquisition-related tax matter	—	—	—	296.4
Adjusted free cash flow	$124.2	$203.6	$721.2	$690.6
Income Taxes
The effective tax rate for the fourth quarter of 2023 was negative 27.3%, compared with 10.1%. The fourth quarter of 2023 reflected net discrete income tax benefits of $123.4 million compared with $28.9 million, primarily related to the resolution of certain historical acquisition-related tax positions. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 21.3% for the fourth quarter of 2023, compared with 21.6%.
Other
Corporate expense was $15.8 million for the fourth quarter of 2023 compared with $19.3 million, with the decrease driven by lower stock-based compensation expense and lower professional fees. Non-service retirement benefit income was $3.1 million for the fourth quarter of 2023 compared with $2.8 million. Interest expense, net of interest income, was $15.6 million for the fourth quarter of 2023 compared with $22.5 million. The decrease was due to reduced outstanding borrowings with lower weighted average interest rates compared to the fourth quarter of 2022.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2024 GAAP diluted earnings per share will be in the range of $3.73 to $3.86 and full year 2024 GAAP diluted earnings per share will be in the range of $17.15 to $17.53. The company’s management further believes that first quarter 2024 non-GAAP diluted earnings per share will be in the range of $4.55 to $4.65 and full year 2024 non-GAAP diluted earnings per share will be in the range of $20.35 to $20.68. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions, further FLIR integration costs and acquisition-related tax matters. The company’s annual expected tax rate for 2024 is 22.5%, before discrete tax items.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations, acquisitions and product synergies, integration costs, tax matters and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock-based compensation expense, tax rates, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including: changes in relevant tax and other laws; foreign currency exchange risks; rising interest rates; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages; higher inflation, including wage competition and higher shipping costs; labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; disruptions in the global economy; the ongoing conflict in Israel and neighboring regions, including related protests and the disruption to global shipping routes; the ongoing conflict between Russia and Ukraine, including the impact to energy prices and availability, especially in Europe; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by inflation, rising interest costs, and economic conditions; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the 2024 U.S. Presidential election; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s trade compliance and tax matters; escalating economic and diplomatic tension between China and the

United States; threats to the security of our confidential and proprietary information, including cybersecurity threats; risks related to artificial intelligence; natural and man-made disasters, including those related to or intensified by climate change; and our ability to achieve emission reduction targets and decrease our carbon footprint. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry. Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. Ongoing issues with Boeing’s 737 MAX product line could result in manufacturing delays and lower sales of our products to Boeing. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain key management and customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 1, 2023, as well as subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, January 24, 2024. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, January 24, 2024.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 31, 2023 AND JANUARY 1, 2023
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2023	2022	2023	2022
Net sales	$1,425.0	$1,418.2	$5,635.5	$5,458.6
Costs and expenses:
Costs of sales	801.9	801.3	3,196.1	3,128.3
Selling, general and administrative	303.0	295.2	1,208.3	1,156.6
Acquired intangible asset amortization	48.6	47.9	196.7	201.7
Total costs and expenses	1,153.5	1,144.4	4,601.1	4,486.6
Operating income (loss)	271.5	273.8	1,034.4	972.0
Interest and debt income (expense), net	(15.6)	(22.5)	(77.3)	(89.3)
Gain (loss) on debt extinguishment	—	—	1.6	10.6
Non-service retirement benefit income (expense), net	3.1	2.8	12.4	11.4
Other income (expense), net	(4.8)	(1.8)	(12.2)	3.4
Income (loss) before income taxes	254.2	252.3	958.9	908.1
Provision (benefit) for income taxes (a)	(69.3)	25.5	72.3	119.2
Net income (loss) including noncontrolling interest	323.5	226.8	886.6	788.9
Less: Net income (loss) attributable to noncontrolling interest	0.4	0.4	0.9	0.3
Net income (loss) attributable to Teledyne	$323.1	$226.4	$885.7	$788.6

Diluted earnings per common share	$6.75	$4.74	$18.49	$16.53

Weighted average diluted common shares outstanding	47.9	47.8	47.9	47.7

(a)    The fourth quarter of 2023 includes net discrete income tax benefits of $123.4 million and the total year of 2023 includes net discrete income tax benefits of $137.5 million. The fourth quarter of 2022 includes net discrete income tax benefits of $28.9 million and the total year of 2022 includes net discrete income tax benefits of $86.7 million.

This condensed consolidated financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 31, 2023 AND JANUARY 1, 2023
(Unaudited - $ in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2023	2022		2023	2022
Net sales:
Digital Imaging	$802.5	$806.7	(0.5)%	$3,144.1	$3,110.9	1.1%
Instrumentation	335.2	326.2	2.8%	1,326.2	1,254.0	5.8%
Aerospace and Defense Electronics	184.0	177.9	3.4%	726.5	682.4	6.5%
Engineered Systems	103.3	107.4	(3.8)%	438.7	411.3	6.7%
Total net sales	$1,425.0	$1,418.2	0.5%	$5,635.5	$5,458.6	3.2%
Operating income (loss):
Digital Imaging	$134.3	$152.0	(11.6)%	$517.4	$519.3	(0.4)%
Instrumentation	90.7	79.0	14.8%	338.3	295.3	14.6%
Aerospace and Defense Electronics	50.0	52.8	(5.3)%	199.6	184.1	8.4%
Engineered Systems	12.3	9.3	32.3%	44.7	39.2	14.0%
Corporate expense	(15.8)	(19.3)	(18.1)%	(65.6)	(65.9)	(0.5)%
Operating income (loss)	271.5	273.8	(0.8)%	1,034.4	972.0	6.4%
Interest and debt income (expense), net	(15.6)	(22.5)	(30.7)%	(77.3)	(89.3)	(13.4)%
Gain (loss) on debt extinguishment	—	—	—%	1.6	10.6	(84.9)%
Non-service retirement benefit income (expense), net	3.1	2.8	10.7%	12.4	11.4	8.8%
Other income (expense), net	(4.8)	(1.8)	166.7%	(12.2)	3.4	*
Income (loss) before income taxes	254.2	252.3	0.8%	958.9	908.1	5.6%
Provision (benefit) for income taxes (a)	(69.3)	25.5	*	72.3	119.2	(39.3)%
Net income (loss) including noncontrolling interest	323.5	226.8	42.6%	886.6	788.9	12.4%
Less: Net income (loss) attributable to noncontrolling interest	0.4	0.4	—	0.9	0.3	200.0%
Net income (loss) attributable to Teledyne	$323.1	$226.4	42.7%	$885.7	$788.6	12.3%
* not meaningful
(a)    The fourth quarter of 2023 includes net discrete income tax benefits of $123.4 million and the total year of 2023 includes net discrete income tax benefits of $137.5 million. The fourth quarter of 2022 includes net discrete income tax benefits of $28.9 million and the total year of 2022 includes net discrete income tax benefits of $86.7 million.

This condensed consolidated financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	December 31, 2023	January 1, 2023
ASSETS
Cash and cash equivalents	$648.3	$638.1
Accounts receivable and unbilled receivables, net	1,202.1	1,158.4
Inventories, net	917.7	890.7
Prepaid expenses and other current assets	213.3	130.7
Total current assets	2,981.4	2,817.9
Property, plant and equipment, net	777.0	769.8
Goodwill and acquired intangible assets, net	10,280.9	10,313.6
Prepaid pension assets	203.3	178.4
Other assets, net	285.3	274.3
Total assets	$14,527.9	$14,354.0
LIABILITIES AND EQUITY
Accounts payable	$384.7	$505.7
Accrued liabilities	781.3	717.6
Current portion of long-term debt	600.1	300.1
Total current liabilities	1,766.1	1,523.4
Long-term debt, net of current portion	2,644.8	3,620.5
Other long-term liabilities	891.2	1,037.2
Total liabilities	5,302.1	6,181.1
Redeemable noncontrolling interest	4.6	3.7
Total stockholders’ equity	9,221.2	8,169.2
Total liabilities and equity	$14,527.9	$14,354.0

This condensed consolidated financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND JANUARY 1, 2023
(Unaudited - in millions, except per share amounts)

	Fourth Quarter 2023			Fourth Quarter 2022
	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share
GAAP	$254.2	$323.1	$6.75	$252.3	$226.4	$4.74
Adjusted for specified items:
FLIR integration costs	3.0	2.3	0.05	(4.0)	(3.0)	(0.06)
Acquired intangible asset amortization	48.6	37.3	0.77	47.9	36.8	0.77
Acquisition-related tax matters	—	(102.2)	(2.13)	—	(24.1)	(0.51)
Non-GAAP	$305.8	$260.5	$5.44	$296.2	$236.1	$4.94

	Twelve Months 2023			Twelve Months 2022
	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share
GAAP	$958.9	$885.7	$18.49	$908.1	$788.6	$16.53
Adjusted for specified items:
FLIR integration costs	8.8	6.8	0.14	(4.0)	(3.0)	(0.06)
Acquired intangible asset amortization	196.7	151.3	3.16	201.7	154.9	3.24
Acquisition-related tax matters	—	(100.5)	(2.10)	—	(72.7)	(1.52)
Non-GAAP	$1,164.4	$943.3	$19.69	$1,105.8	$867.8	$18.19

	Fourth Quarter 2023		Fourth Quarter 2022
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$271.5	19.1%	$273.8	19.3%
Adjusted for specified items:
FLIR integration costs	3.0		(4.0)
Acquired intangible asset amortization	48.6		47.9
Non-GAAP	$323.1	22.7%	$317.7	22.4%

	Twelve Months 2023		Twelve Months 2022
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$1,034.4	18.4%	$972.0	17.8%
Adjusted for specified items:
FLIR integration costs	8.8		(4.0)
Acquired intangible asset amortization	196.7		201.7
Non-GAAP	$1,239.9	22.0%	$1,169.7	21.4%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions)

	Fourth Quarter 2023
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$134.3	$44.9	$3.0	$182.2
Instrumentation	90.7	3.5	—	94.2
Aerospace and Defense Electronics	50.0	0.2	—	50.2
Engineered Systems	12.3	—	—	12.3
Corporate expense	(15.8)	—	—	(15.8)
Total	$271.5	$48.6	$3.0	$323.1

	Fourth Quarter 2022
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$152.0	$44.1	$(4.0)	$192.1
Instrumentation	79.0	3.6	—	82.6
Aerospace and Defense Electronics	52.8	0.2	—	53.0
Engineered Systems	9.3	—	—	9.3
Corporate expense	(19.3)	—	—	(19.3)
Total	$273.8	$47.9	$(4.0)	$317.7

	Twelve Months 2023
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$517.4	$181.7	$8.8	$707.9
Instrumentation	338.3	14.2	—	352.5
Aerospace and Defense Electronics	199.6	0.8	—	200.4
Engineered Systems	44.7	—	—	44.7
Corporate expense	(65.6)	—	—	(65.6)
Total	$1,034.4	$196.7	$8.8	$1,239.9

	Twelve Months 2022
	GAAP Operating Income (loss)	Acquired intangible asset amortization	FLIR integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$519.3	$183.7	$(4.0)	$699.0
Instrumentation	295.3	17.2	—	312.5
Aerospace and Defense Electronics	184.1	0.8	—	184.9
Engineered Systems	39.2	—	—	39.2
Corporate expense	(65.9)	—	—	(65.9)
Total	$972.0	$201.7	$(4.0)	$1,169.7

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions)

	December 31, 2023	January 1, 2023
Current portion of long-term debt	$600.1	$300.1
Long-term debt	2,644.8	3,620.5
Total debt - non-GAAP	3,244.9	3,920.6
Less cash and cash equivalents	(648.3)	(638.1)
Net debt - non-GAAP	$2,596.6	$3,282.5

	First Quarter 2024		Total Year 2024
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$3.73	$3.86	$17.15	$17.53
Adjusted for specified items:
FLIR integration costs	0.01	—	0.02	0.01
Acquired intangible asset amortization	0.81	0.79	3.18	3.14
Acquisition-related tax matters	—	—	—	—
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.55	$4.65	$20.35	$20.68

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and benefits. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s diluted earnings per common share outlook guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain FLIR acquisition integration-related costs, acquired intangible asset amortization, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and benefits and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain FLIR acquisition integration-related costs and acquired intangible asset amortization. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the first quarter of 2024 and total year 2024 on a fully diluted basis, excluding certain FLIR integration costs, acquired intangible asset amortization for all acquisitions and acquisition-related tax matters.
Non-GAAP cash provided by operations and free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. We believe that this non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Non-GAAP line items used in tables
Management excludes the effect of each of the acquisition related items identified below to arrive at the applicable non-GAAP financial measure referenced in the tables for the reasons set forth below with respect to that item:
•    Acquired intangible asset amortization – We believe that excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•FLIR integration costs – Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses (or benefits) incurred in connection with further integration-related costs related to the FLIR acquisition such as facility consolidation costs, facility lease impairments and employee separation costs. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•Acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.